SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

Filed by Registrant [x]
Filed by Party other than Registrant [ ]

Check the appropriate box:

    [ ]  Preliminary Proxy Statement
    [x]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                            COMSTOCK RESOURCES, INC.
                (Name of Registrant as Specified in its Charter)


                            Comstock Resources, Inc.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

    [x] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(l), or 14a-6(j)(2)
    [ ] $500 per each party to the  controversy  pursuant to  Exchange  Act Rule
        14a-6(i)(3)
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
     4) Proposed maximum aggregate value of transaction:

     *Set forth amount on which filing fee is calculated and state how it was determined.

    [  ] Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

         1)    Amount previously paid:
         2)    Form, Schedule or Registration Statement No.:
         3)    Filing Party:
         4)    Date Filed:

                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 15, 1996

To the Stockholders of Comstock Resources, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Dallas Petroleum Club, 2200 Ross Avenue, Dallas, Texas, on May 15, 1996 at 9:00 A.M., Dallas time, for the following purposes:

     1. To elect two Class B directors to serve terms of three years and until their successors are duly elected and qualified;

     2. To consider and act upon a proposal to amend the Comstock Resources, Inc. 1991 Long-term Incentive Plan;

     3. To ratify the appointment of Arthur Andersen LLP as independent public accountants for 1996; and

     4. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April 15, 1996 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such stockholders will be open to examination of any stockholder at the Company's offices at 5005 LBJ Freeway, Suite 1000, Dallas, Texas, 75244, during ordinary business hours, for a period of at least ten days prior to the meeting.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ROLAND O. BURNS

                                        ROLAND O. BURNS


Dallas, Texas,
April 17, 1996


                                    IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

                            COMSTOCK RESOURCES, INC.

                                5005 LBJ Freeway
                                   Suite 1000
                               Dallas, Texas 75244


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS


                             To Be Held May 15, 1996


     The Board of Directors of Comstock Resources, Inc. (the "Company") hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Dallas Petroleum Club, 2200 Ross Avenue, Dallas, Texas, at 9:00 A.M., Dallas time, on May 15, 1996, or at any adjournment thereof. The expenses of this solicitation will be borne by the Company. Proxies may be solicited by mail, personal interview, telegram and telephone by directors, officers, employees and agents of the Company without compensation.

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 17, 1996. The principal executive office of the Company is located at 5005 LBJ Freeway, Suite 1000, Dallas, Texas 75244, telephone (214) 701-2000.

     Only stockholders of record at the close of business on April 15, 1996 are entitled to notice of and to vote at the Annual Meeting. On that date, there were 13,120,242 shares of the Company's common stock, $.50 par value, (the "Common Stock") outstanding. Included in the total outstanding shares are 74,506 shares reserved for conversion of shares which have not been tendered for exchange subsequent to the Company's reincorporation in Nevada in 1981. Such shares are not eligible to vote at the Annual Meeting. Holders of the Series 1994 Convertible Preferred Stock, the 1994 Series B Convertible Preferred Stock and the Series 1995 Convertible Preferred Stock are entitled to vote on all matters on an as converted basis or the equivalent of 1,500,000 shares,
2,000,000 shares, and 2,857,143 shares of Common Stock, respectively. Accordingly, the aggregate shares entitled to vote at the meeting are 19,402,879. Each share is entitled to one vote.

     You are encouraged to attend the Annual Meeting and vote in person. Execution of the enclosed proxy will not in any way affect your right to do so. A stockholder may revoke a proxy at any time prior to the voting thereof by filing with the Secretary of the Company, prior to the stockholder vote, a written revocation or duly executed form of proxy bearing a later date, or by voting in person at the Annual Meeting.

     Attendance at the Annual Meeting, either in person or by proxy, by the record holders of a majority of the outstanding shares of the Common Stock constitutes a quorum. Cumulative voting is not permitted.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth certain information, as of April 15, 1996, with respect to the beneficial ownership of Common Stock by (i) each current executive officer of the Company named in the Summary Compensation Table set forth in this Proxy Statement, (ii) each director and each nominee for director of the Company, (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to be the beneficial owner of 5% or more of the Common Stock. Certain ownership information presented below is based on Schedule 13-D or 13-G filings.

             Name and Address of Beneficial Owner                  Shares (1)(2)   Percent
- ----------------------------------------------------------------  --------------  ----------
M. Jay Allison, President, Chief Executive Officer and Director       742,373       5.51%
   5005 LBJ Freeway, Suite 1000
   Dallas, Texas 75244

Roland O. Burns, Senior Vice President,                               130,750         *
   Chief Financial Officer, Treasurer and Secretary

Richard S. Hickok, Director                                            81,056 (3)     *

Franklin B. Leonard, Director                                         136,311       1.04%

Harold R. Logan, Chairman of the Board                                163,989       1.25%

Cecil E. Martin, Jr., Director                                        348,961 (4)   2.65%

James L. Menke, Vice President of Operations                           10,000         *

David W. Sledge, Director Nominee                                         -           -

Herbert C. Pell, III, Retiring Director                               185,673 (5)   1.41%

   All Directors and Executive Officers as a Group (9 persons)      1,799,113      13.03%

Enron Reserve Acquisition Corporation                               2,035,920 (6)  13.46%
   1400 Smith Street
   Houston, Texas 77251

Fidelity Management and Research Company                            1,146,000 (7)   8.73%
   82 Devonshire Street
   Boston Massachusetts 02109

Liberty Life Insurance Company                                      1,204,143       8.81%
   2000 Wade Hampton
   Greenville, South Carolina 29615


                           Continued on Following Page


            Name and Address of Beneficial Owner                   Shares (1)(2)   Percent
- ----------------------------------------------------------------  --------------  ----------
The TCW Group, Inc. (9)                                             4,479,390 (10) 25.63%
   865 South Figueroa Street
   Los Angeles, California 90017

- -------------------------------
 *   Indicates less than 1%.

(1) Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and investment powers.
(2) Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days of April 15, 1996, in the following amounts: Mr. Allison - 365,000 shares; Mr. Burns - 76,750 shares; Mr. Hickok - 27,000 shares; Mr. Leonard - 36,000 shares; Mr. Logan - 36,000 shares; Mr. Martin - 27,000 shares; Mr. Menke - 10,000 shares; and Mr. Pell
     - 27,000 shares.
(3) Includes 32,572 shares held by a corporation owned 90% by Mr. Hickok's wife and 10% by Mr. Hickok's children.
(4) Includes 135,632 shares and options to purchase 30,800 shares held by Mr. Martin's wife as trustee on behalf of family trusts and 3,018 shares held by Mr. Martin as custodian for family members.
(5) Includes options to purchase 55,600 shares held by the Pell Family Trust of which Mr. Pell is one of the beneficiaries and 3,025 shares held by corporations controlled by Mr. Pell.
(6) Includes 2,000,000 shares issuable upon conversion of 1,000,000 shares of the 1994 Series B Convertible Preferred Stock.
(7)  Includes 1,125,000 shares held by the Fidelity Capital  Appreciation  Fund.
(8) Includes 550,000 shares issuable pursuant to stock purchase warrants currently exercisable or exercisable within 60 days of April 15, 1996.
(9)  The TCW Group,  Inc. is the investment  manager for the following  parties:
     TCW Debt and Royalty Fund IVA - 301,620 shares; TCW Debt and Royalty Fund IVB - 805,826 shares; TCW Debt and Royalty Fund IVC - 237,375 shares; Delta Master Trust - 201,081 shares; Leland Stanford Junior University - 502,699 shares; Columbia University - 251,347 shares; Searle Trusts Limited Partnership X - 251,347 shares; John G. Searle Charitable Trusts
     Partnership - 100,539 shares; San Francisco Retirement System - 78,334 shares; and General Mills, Inc. - 1,749,222 shares.
(10) Includes 1,500,000 shares issuable upon conversion of 600,000 shares of the Series 1994 Convertible Preferred Stock and 2,857,143 shares issuable upon conversion of 1,500,000 shares of the Series 1995 Convertible Preferred Stock.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Board of Directors presently consists of six members comprised of three classes (Class A, B, and C). Directors are elected in classes to serve terms of three years. The Class B directors (whose term expires at the Annual Meeting) currently serving are M. Jay Allison and Herbert C. Pell, III. The Class C directors, whose term expires in 1997, are Richard S. Hickok and Harold R. Logan. The Class A directors, whose term expires in 1998, are Franklin
B. Leonard and Cecil E. Martin, Jr. At the Annual Meeting, two Class B directors will be elected, each for a term of three years beginning in 1996 and until his successor is duly elected and qualified. The Board of Directors has nominated M. Jay Allison and David W. Sledge to serve as Class B directors. Further information with respect to each nominee and the other directors continuing in office is set forth below.

                          Nominees for Three-Year Terms

  M. JAY ALLISON, (40) President, Chief Executive Officer and Director

     Mr. Allison has been a director of the Company since 1987, and President and Chief Executive Officer of the Company since 1988. From 1987 to 1988, Mr. Allison served as Vice President and Secretary of the Company. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. In 1983, Mr. Allison co-founded a private independent oil and gas company, Midwood Petroleum, Inc., which was active in the acquisition and development of oil and gas properties until 1987. He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively. Mr. Allison currently is serving on the Board of Trustees of Howard Payne University.

  DAVID W. SLEDGE, (39) Director Nominee

     Mr. Sledge has been nominated for election to the Board of Directors of the Company at the 1996 Annual Meeting. Mr. Sledge is currently President of Gene Sledge Drilling Corporation, a privately held contract drilling company based in Midland, Texas with operations primarily in West Texas and Eastern New Mexico. Mr. Sledge has served Gene Sledge Drilling Corporation in various capacities since 1979. Mr. Sledge is director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979.

                         Directors Continuing in Office

  RICHARD S. HICKOK, (70) Director

     Mr. Hickok has been a director of the Company since 1987. From 1948 to 1983, he was employed by the international accounting firm of Main Hurdman where he retired as Chairman of the Board of Directors. From 1978 to 1980, Mr. Hickok served as a Trustee of the Financial Accounting Foundation and has extensive involvement serving on various committees of the American Institute of Certified Public Accountants. He currently serves as a director of Marsh & McLennan Company, Inc., Alpine Lace Brands, Inc., Marcam, Inc. and Projectavision, Inc. Mr. Hickok holds a B.S. degree from the Wharton School of the University of Pennsylvania.

  HAROLD R. LOGAN, (74) Chairman of the Board of Directors

     Mr. Logan has served as Chairman of the Board of Directors since 1987. From 1960 to 1986, Mr. Logan was employed by W.R. Grace & Co. in various positions including Vice Chairman of the Board of Directors and head of the W.R. Grace & Co. Energy Division. From 1953 to 1960, Mr. Logan was a Budget Director in the Department of Defense during the Eisenhower Administration. He is currently serving as a trustee of the Neuberger and Berman Income Funds and is a past director of the Whitman Corporation and Chelsea Industries. Mr. Logan holds a B.S. degree from Oklahoma State University.

  FRANKLIN B. LEONARD, (68) Director

     Mr. Leonard has been a director of the Company since 1960. From 1961 to 1994, Mr. Leonard served as President of Crossley Surveys, Inc., a New York based company which conducted statistical surveys. Mr. Leonard's family's involvement in the Company spans four generations dating back to the 1880's when Mr. Leonard's great grandfather was a significant stockholder of the Company. Mr. Leonard also served as a director of Glen Ridge Savings and Loan Association from 1968 to 1990. Mr. Leonard holds a B.S. degree from Yale University.

  CECIL E. MARTIN, JR., (54) Director

     Mr. Martin has been a director of the Company since 1988. Mr. Martin has been a significant investor in the Company since 1987. From 1973 to 1991 he served as Chairman of a public accounting firm based in Richmond, Virginia. Mr. Martin filed for bankruptcy in July 1991 and was discharged from bankruptcy in March 1992. Mr. Martin also serves as a director for Ten-Key, Inc. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant.

     There is no family relationship among any of the officers or directors of the Company.

                Meetings of the Board of Directors and Committees

     During 1995, the Board of Directors held five meetings, and each Director participated in all of the meetings.

     The Company's Audit Committee has responsibility for recommending retention or change of the Company's independent auditors, reviewing with management and the independent auditors the Company's financial statements, accounting and financial policies and practices, audit scope and adequacy of the Company's internal control structure. The Audit Committee consists of Richard S. Hickok as Chairman, and Franklin B. Leonard and Herbert C. Pell, III as members. The Audit Committee held two meetings during 1995 at which all members were present. In addition, the Company's Senior Vice President, as well as the Company's independent public accountants, consult regularly with the Audit Committee on an informal basis to discuss various accounting related issues.

     The Company's Executive Committee is authorized to act and acts during the intervals between the meetings of the Board of Directors and has all of the powers and authority of the Board of Directors in the management of the business and affairs of the Company, except the power to declare dividends; to adopt, amend or repeal bylaws; to adopt an agreement of merger or consolidation; to sell substantially all of the Company's assets; to recommend a dissolution of the Company to the stockholders; or to authorize the issuance of stock of the Company. The Executive Committee consists of M. Jay Allison as Chairman, and Cecil E. Martin, Jr. and Harold R. Logan as members. The Executive Committee held two meetings during 1995 at which all members were present.

     The Company's Compensation Committee reviews and recommends to the Board of Directors the compensation and promotion of officers of the Company, the terms of any proposed employee benefit arrangements and the making of awards under such arrangements. The Compensation Committee consists of Cecil E. Martin, Jr., as Chairman, Harold R. Logan and Herbert C. Pell, III as members. The Compensation Committee held two meetings during 1995 at which all members were present.

     The Company has not established a formal nominating committee and presently the full Board of Directors considers director nominations.

                            Compensation of Directors

     The Company pays annual fees to directors who are not employees of the Company and reimburses such directors for expenses in attending meetings. The Company pays an annual fee of $23,000 to the Chairman of the Board of Directors, an annual fee of $21,000 to directors who chair committees, and an annual fee of $18,000 to the remaining directors. The Company also pays Mr. Logan and Mr. Martin for additional services provided to the Company under consulting agreements which provide for annual payments of $24,000 and $18,000, respectively. Under a plan established by the Board of Directors, each director can make an annual election to receive his director and consulting fees in cash or in the equivalent number of shares of Common Stock at the then current market price of Common Stock. In January 1996, the Company issued 29,714 shares of Common Stock, at its then current market value of $4.8125 per share, to the non-employee directors in full payment of director fees for 1996 aggregating $101,000 and for amounts due to Mr. Logan and Mr. Martin under the consulting agreements aggregating $42,000.

     In 1991, each non-employee director was awarded options to purchase 45,000 shares of Common Stock at $2.00 a share under the Company's 1991 Long-term Incentive Plan. Each year, ten percent of such options vest based on a director's years of service. In the event of a change in control, all such options immediately vest and become exercisable. A proposal to amend the 1991 Long-term Incentive Plan, including the non-employee director option provisions, will also be considered at the Annual Meeting. See "Proposal No. 2 - Proposal to Amend the Company's 1991 Long-term Incentive Plan."

     The Board of Directors recommends that the Stockholders vote FOR the election of each of the nominees.

                                  Vote Required

     Under Nevada law, directors will be elected by a plurality vote and the two persons receiving the greatest number of votes will be elected as the Class B Directors. Because directors are elected by a plurality vote, abstentions and broker non-votes will not affect the outcome of the elections since no particular minimum vote of the shares present or represented at the meeting and entitled to vote is required.

     Shares represented by proxies will be voted FOR the election of the Board of Directors' nominees unless otherwise indicated on the proxy. If at the time of the meeting, either nominee has become unavailable for any reason, the persons entitled to vote the proxy shall vote for such substitute nominee or nominees as they, in their discretion, may determine. The Company knows of no reason why either nominee would be unavailable to serve.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and all other executive officers of the Company.

                           Summary Compensation Table



                                                                        Long-term Compensation
                                           Annual Compensation                Awards               Payouts
                                     ---------------------------------  ------------------------  ---------
                                                              Other                  Securities   Long-term
                                                              Annual    Restricted   Underlying   Incentive   All Other
                                                             Compen-      Stock       Options/      Plan       Compen-
   Name and Principal                 Salary       Bonus    sation (1)  Awards (2)      SARs       Payouts    sation (3)
       Position              Year      ($)          ($)        ($)         ($)          (#)          ($)          ()
  ------------------        ------   ---------   --------   ----------  ----------   ----------   ---------  -----------
M. Jay Allison,              1995      245,000    155,000       -           -           50,000        -          3,200
   President and             1994      241,500    130,000       -           -            -            -            -
   Chief Executive Officer   1993      241,500    110,000       -           -          115,000        -            -
Roland O. Burns,             1995      128,000     40,000       -           -           22,500        -          1,900
   Sr. Vice President and    1994      123,500     30,000       -           -            -            -            -
   Chief Financial Officer   1993      107,000     35,000       -           -           29,500        -            -
James L. Menke,              1995       90,000     30,000       -           -           10,000        -          1,331
   Vice President of         1994       59,924     15,000       -           -            -            -            -
   Operations      (4)       1993       -            -          -           -            -            -            -


     (1) The value of all perquisites provided to each executive officer by the Company did not exceed the lesser of $50,000 or 10% of such officer's salary and bonus for the year.
     (2) Restricted stock grants under the Company's 1991 Long-term Incentive Plan were made in 1991 to Mr. Allison and Mr. Burns for 250,000 and 50,000 shares of Common Stock, respectively. The restricted stock vests 10% for each year of service provided to the Company with credit given for service to the Company prior to the date of grant. As of December 31, 1995, 200,000, and 25,000 shares held by Messrs. Allison and Burns, respectively, were 100% vested.
     (3) Represents the Company's matching contributions under the Company's 401-K Profit Sharing Plan.
     (4)  Mr. Menke was  appointed  Vice  President of  Operations  on March 21,
          1994.

     The following table sets forth stock options granted during 1995 to the named executive officers of the Company.

                      Option/SAR Grants in Last Fiscal Year

                                                                                Potential Realizable
                                                                                  Value at Assumed
                                                                                Annual Rates of Stock
                                                                                  Price Apprection
                         Individual Grants                                        for Option Term
- ------------------------------------------------------------------------------  ---------------------
                    Number of
                    Securites
                   Underlying  Precent of Total
                    Options    Options Granted    Exercise or
                    Granted    To Employees in    Base Price      Expiration        5%          10%
      Name            (#)        Fiscal Year       ($/Share)         Date          ($)          ($)
- --------------       ------    ---------------    ------------  --------------    ------      ------
M. Jay Allison       50,000        51.3              $3.00      August 1, 2000    41,442      91,577
Roland O. Burns      22,500        23.1              $3.00      August 1, 2000    18,649      41,209
James L. Menke       10,000        10.3              $3.00      August 1, 2000     8,288      18,315


     The following table sets forth certain information with respect to stock options exercised in the year ended December 31, 1995 by the named executive officers and the value of such officers' unexercised options at December 31, 1995.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year-End Option/SAR Values

                                               Number of Securities            Value of Unexercised
                    Shares                  Underlying Unexercised Options     In-the-Money Options
                  Acquired on    Value          at Fiscal Year-End              at Fiscal Year-End (1)
                   Exercise     Realized               (#)                              ($)
      Name            (#)         ($)       Exercisable    Unexercisable     Exercisable   Unexercisable
- ---------------   -----------    -----      ------------   --------------    -----------   -------------
M. Jay Allison         -           -           365,000        50,000         1,190,625        181,250
Roland O. Burns        -           -            76,750        25,000           233,594         90,625
James L. Menke         -           -            10,000         -                26,250          -


     (1) The last sale price for a share of Common Stock as reported by the Nasdaq Stock Market on December 29, 1995 was $5.625 and the exercise prices of the options ranged from $2.00 to $3.00 per share.

                              Employment Agreements

     Effective July 1, 1995, the Company entered into employment agreements with
M. Jay Allison, the President and Chief Executive Officer of the Company, and Roland O. Burns, Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company. Under the agreements, the Company agreed to employ each of Messrs. Allison and Burns for a period of twelve months at a minimum base rate of $245,000, and $128,000 per annum, respectively. Each of the agreements provides for the payment of severance benefits in an amount equal to three times the existing annual base salary of the employee upon (i) a change in control followed by (ii) the occurrence of certain specified events, including the assignment of the employee to duties inconsistent with his position immediately prior to the change in control, a reduction in the employee's salary, requiring the employee to be relocated, failure of a purchaser to assume the obligations of the Company under the agreement, failure of the Company to re-elect the employee to the offices held by him immediately prior to a change in control and a breach by the Company (or any successor) of any provisions of the agreement. The severance benefit payments are payable in cash in equal payments (without interest over a period not to exceed twelve months). As defined in the agreements, a "change in control" is deemed to have taken place if (a) without the approval or recommendation of a majority of the then existing Board of Directors of the Company, a third person causes or brings about the removal or resignation of the then existing members of the Board or if a third person causes or brings about an increase in the size of the Board such that the then existing members of the Board thereafter represent a minority of the total number of persons comprising the entire Board; (b) a third person, including a group, becomes the beneficial owner of shares of any class of the Company's stock having 30 percent or more of the total number of votes that may be cast for the election of directors of the Company; (c) any shares or any class of the Company's stock are purchased pursuant to a tender or exchange offer (other than an offer by the Company) or (d) the Company's stockholders approve a merger or other business combination of the Company with or into another corporation pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation, or the sale or other disposition of all or substantially all of the assets of the Company, or any combination of the foregoing.

           Report of Compensation Committee on Executive Compensation

     The duties of the Company's Compensation Committee include the annual review and approval of the Company's management compensation strategy, review and determination of individual elements of compensation for the Company's executive officers and oversight of the administration of the Company's 1991 Long-term Incentive Plan (the "Incentive Plan"). The Compensation Committee has not established any specific criteria in determining executive compensation. The goal of the Company's compensation arrangements is to attract, retain and reward personnel critical to the long-term success of the Company. To achieve this basic goal, the Compensation Committee sets annual base salaries for the chief executive officer and the other executive officers and awards discretionary cash bonuses based on the Company's financial performance during the prior year, as well as the Compensation Committee's subjective assessment of an individual's own performance and ability in the position held by that person. In 1995, the Compensation Committee held two meetings.

Base Salaries. The Compensation Committee's compensation policy is to annually review and set executive base salaries, including Mr. Allison's base salary, within a competitive range given the Company's aggressive growth strategy. Once generally established, base salaries are adjusted within the competitive range on an individual basis based on past performance. In 1995, the Compensation Committee increased Mr. Allison's base salary by approximately 1%. During 1995, the Committee also approved increases of 4% and 6% to the base salaries of Mr. Burns and Mr. Menke, respectively.

Discretionary Cash Bonuses. The Compensation Committee awarded cash bonuses of $175,000 in the aggregate to three executive officers for 1995 in January 1996, including $155,000 to Mr. Allison, the Company's President and Chief Executive Officer, for their performance with respect to implementing the 1995 acquisition program and for the successful oil and gas development activities completed during the year. These 1995 accomplishments, in the opinion of the Committee, substantially enhanced the long-term business and financial prospects of the Company. The size of the bonuses was determined based upon the Compensation Committee's subjective assessment of the contribution of each executive officer. The primary factor considered by the Compensation Committee with respect to the bonuses paid to Mr. Allison was his role and performance in directing the 1995 acquisition program.

Incentive Plan Awards. The Compensation Committee believes that a significant portion of executive compensation should be dependent on value created for the Company's stockholders. Through the Incentive Plan, stock options are granted to key management to align the interests of management with the interests of stockholders in working to increase the value of the Company's Common Stock. In January 1996, the Compensation Committee granted options under the Incentive Plan to purchase 326,500 shares of Common Stock, at an exercise price of $4.81 per share, to the Company's executive officers and certain key managerial employees. Of the options granted, options to purchase 225,000 shares of Common Stock were granted to executive officers and options to purchase 101,500 shares of Common Stock were granted to other key managerial employees. Of the options granted to executive officers, options to purchase 155,000 shares of Common Stock were granted to Mr. Allison. Both the size of grants and the proportion relative to the total number of option shares granted generally increased as a function of the recipient's higher level of responsibility within the Company and individual performance. The factors upon which the Committee granted options, including the grant to Mr. Allison, were the same as those considered in awarding discretionary cash bonuses.

                                 Cecil E. Martin, Jr., Chairman
                                 Harold R. Logan
                                 Herbert C. Pell, III

                             Stock Performance Graph

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five years ended December 31, 1995 with the cumulative return on the Nasdaq Stock Market Index and an index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of 189 companies. The graph assumes that $100 was invested in each category on the last trading day of 1990 and that dividends, if any, were reinvested.

                         [GRAPH]

                      1990    1991    1992    1993    1994    1995
                      ----    ----    ----    ----    ----    ----
THE COMPANY           $100     $33     $52     $84     $91    $155
OIL & GAS PRODUCERS   $100    $104     $99    $118    $124    $136
NASDAQ INDEX          $100    $128    $130    $155    $163    $212

                                 PROPOSAL NO. 2
                         PROPOSAL TO AMEND THE COMPANY'S
                          1991 LONG-TERM INCENTIVE PLAN

General

     In 1991 the Company adopted the 1991 Long-term Incentive Plan (the "Plan") under which options, restricted shares of Common Stock and performance units may be granted to key employee and non-employee directors of the Company. On April 2, 1996, the Company's Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Plan as described below. The amendment will become effective upon stockholder approval.

Increase in Authorized Shares under the Plan

     The proposed amendment to the Plan would (i) increase the total number of shares of Common Stock reserved for all awards under the Plan from 1,160,000 to 2,400,000 (plus 10% of the number of shares of Common Stock issued by the Company since the initial adoption of the Plan other than pursuant to the Plan) and (ii) increase the number of shares of Common Stock available for grant of options to non-employee directors from 270,000 to 525,000. At April 15, 1996, a total of 45,000 shares of Common Stock were available under the Plan for future grants to non-employee directors and a total of 220,861 shares of Common Stock were available for all future grants under the Plan. The amendment is necessary in order to continue to allocate shares of Common Stock as a further incentive and motivation for its key employees and for its non-employee directors.

Changes to Non-Employee Director Options

     The Plan currently provides that each non-employee director automatically receives a one-time grant of non-qualified options to acquire 45,000 shares of Common Stock at the time the director is elected to the Board. The proposed amendment to the Plan would eliminate this provision and instead would provide that each non-employee director would automatically receive the following: (i) on the date of initial election or appointment to the Board, the director would receive non-qualified options to purchase 10,000 shares of Common Stock and (ii) annually following each annual meeting of stockholders additional options to acquire 10,000 shares of Common Stock. As is the case with the current Plan provision, all options would be granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

     The proposed amendment would also provide that upon a non-employee director's retirement from the Board, any options previously granted to such director under the Plan would vest at the time of such retirement. The Plan currently provides that any such options that have not vested at the time of retirement from the Board will be forfeited. The purpose of this amendment is to encourage ownership in the Company by and provide incentives to non-employee directors whose services are essential to the Company's continued progress.

Description of the 1991 Long-term Incentive Plan

     The purpose of the Plan is to attract, retain and motivate key participating employees and to attract and retain well qualified members of the Board of Directors through the use of incentives based upon the value of the Company's Common Stock. Awards under the Plan, including the terms thereof consistent with the Plan, are determined by the Compensation Committee of the Board of Directors (the "Committee"), and may be made to key executives and managerial employees of the Company or one or more of its subsidiaries.

Administration

     The Plan is administered by the Committee, each member of which must be a disinterested person as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Plan, the Committee has authority to select employees to receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions and provisions of such awards, to determine the number and value of performance units awarded and earned and to cancel or suspend awards. In making such award determinations, the Committee may take into account the nature of services rendered by the employee, his or her present and potential contribution to the Company's success and such other factors as the Committee deems relevant. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

     In the event of a change in control, all outstanding stock options and restricted stock will automatically become fully exercisable and/or vested, and performance units may be paid out in such manner and amounts as determined by the Committee. A change of control is defined to include the acquisition by any person of 20% or more of the Company's Common Stock; the approval by the stockholders of a business combination in which the Company is not the surviving party; or a change in the majority of the Board of Directors as a result of an election contest.

Stock Options

     Stock options may be awarded under the Plan with an exercise price to be established by the Committee at not less than one hundred percent (100%) of the market value of the Common Stock on the date of the award or, if greater, the par value of the Common Stock. The Plan authorizes the award of both nonqualified stock options and incentive stock options. Only employees of the Company are eligible to receive awards of incentive stock options. The aggregate value (determined at the time of the award) of the Common Stock with respect to which incentive stock options are exercisable for the first time by any employee during any calendar year may not exceed $100,000. The term of incentive stock options cannot exceed ten (10) years.

Restricted Stock

     An employee will become the holder of shares of restricted stock free of all restrictions if he or she completes a required period of employment following the award and satisfies any other conditions; otherwise, the shares will be forfeited. The employee will have the right to vote the shares of restricted stock and, unless the Committee determines otherwise, the right to receive dividends on the shares. The employee may not sell or otherwise dispose of restricted stock until the conditions imposed by the Committee have been satisfied.

Performance Units

     Under the Plan, a number of performance units is initially assigned by the Committee and the number of units actually earned will be contingent on future performance of the Company over the performance period in relation to the established performance measures. Although the performance measures and performance period will be determined by the Committee at the time of the award of performance units, they may be subject to such later revision as the Committee deems appropriate to reflect significant events or changes.

Federal Income Tax Consequences

      Non-Qualified Stock Options

      The grant of a non-qualified stock option does not result in taxable income to the holder of such an option or in a deduction by the Company. The tax consequences are determined generally at the time the optionee exercises the non-qualified stock option. Upon the exercise of a non-qualified stock option, the optionee generally recognizes ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option. The Company is entitled to a deduction for the year in which the optionee's tax year ends in an amount equal to the amount that was includible in the optionee's gross income.

     If an optionee surrenders or delivers shares of Common Stock in whole or partial payment of the exercise price, the optionee will not recognize taxable income when the non-qualified stock option is exercised to the extent that the number of shares so surrendered or delivered equals the number of shares received upon the exercise of the option. The optionee will, however, recognize ordinary income with respect to the shares received in excess of the number of shares so surrendered or delivered, in an amount equal to the excess of the fair market value of such excess shares on the date the non-qualified stock option is exercised over the amount of any cash paid.

     An optionee's tax basis in the stock acquired pursuant to the exercise of a non-qualified stock option for which the option price is paid solely in cash will be equal to the amount of cash paid plus the amount of ordinary income that the optionee recognizes upon exercise of the option. As to the stock acquired pursuant to exercise of a non-qualified stock option for which an optionee surrenders stock of the Company in payment of all or part of the aggregate option price, the optionee's tax basis in the number of shares acquired in the exchange which is equal to the number of surrendered shares shall be the same as that of the surrendered shares. The holding period of these acquired shares shall be the same as that of the surrendered shares. The optionee's tax basis in any excess shares acquired in the exchange shall be zero, increased by the amount of cash, if any, paid upon the exercise of the non-qualified stock option and the amount of ordinary income that the optionee recognizes upon exercise of the option. The holding period of these acquired shares shall begin as of the date such stock is transferred to the optionee.

     Special tax rules and elections apply under certain circumstances which may affect the timing and the measurement of income recognized in connection with both incentive stock options and non-qualified stock options under the Plan, particularly in the case of individuals subject to section 16(b) of the Securities Exchange Act of 1934 (generally, officers and directors), and which may affect the calculation of an employee's alternative minimum tax.

Incentive Stock Options

     Under current law, the holder of an option will not recognize taxable income on the grant or exercise of an incentive stock option. However, the amount by which the fair market value of Common Stock on the date the incentive stock option is exercised exceeds the exercise price of such option will be treated as income for purposes of computing the optionee's alternative minimum taxable income in the year the incentive stock option is exercised.

     If the shares of Common Stock acquired through the exercise of an incentive stock option are held by an optionee through the later of (i) two years from the date of the grant of the option or (ii) one year after the transfer of such shares to the optionee pursuant to the exercise, the amount received by the optionee upon the sale or other disposition of such shares in excess of the optionee's tax basis in such shares will be taxable to such optionee as a long-term capital gain in the year of such sale or disposition. An optionee's tax basis in the shares of Common Stock acquired pursuant to the exercise of an incentive stock option will be equal to the exercise price of such options.

     If the shares of Common Stock acquired through the exercise of an incentive stock option are disposed of prior to the expiration of the two-year or one-year holding periods, an amount equal to the difference between (i) the lesser of (a) the amount realized on the sale or exchange, and (b) the fair market value of the shares on the date the option was exercised, and (ii) the exercise price of the option relating to the shares sold or exchanged will be taxable to the optionee as ordinary income in the year of such disposition. In addition, if the amount realized from the sale or exchange is greater than the fair market value of the shares on the date the incentive stock option was exercised, the optionee will also recognize gain in an amount equal to such difference. This gain will be characterized as long-term or short-term capital gain, depending upon the holding period of such shares. If Common Stock is disposed of by gift prior to the expiration of the two-year or one-year holding periods, an amount equal to the fair market value of the shares on the date of exercise less the exercise price of the option relating to the shares disposed of will be taxable to the optionee as ordinary income in the year of such disposition.

     The grant or exercise of an incentive stock option will not result in any federal income tax consequences to the Company. However, if Common Stock acquired through the exercise of an incentive stock option is disposed of by the optionee prior to the expiration of the two-year or one-year holding periods described above, the Company will be allowed a deduction equal to the amount of income includible in the optionee's gross income as a result of the disposition.

Restricted Stock

     An employee normally will not realize taxable income and the Company will not be entitled to a deduction upon the grant of restricted shares. When the shares are no longer subject to a substantial risk of forfeiture, the employee will realize taxable ordinary income in an amount equal to the fair market value of such shares at such time, and the Company will be entitled to a deduction in the same amount. An employee may make a special tax election which affects the timing and measurement of income recognized in connection with the grant of restricted shares, and the Company's deduction. Dividends received by an employee on restricted shares during the restricted period are generally taxable to the employee as ordinary income and will be deductible by the Company.

Performance Units

     An employee receiving an award of a performance unit will not realize taxable income until the performance unit is paid, in an amount equal to the amount of cash received or the fair market value of shares received in payment, and the Company will be entitled to a corresponding deduction at such time.

     As a majority of the members of the Board of Directors are not employees of the Company and therefore would receive non-employee director options, such individuals have a personal interest in the adoption of this amendment to the Plan.

     The Board of Directors recommends that the stockholders vote FOR approval of the proposal to amend the Company's 1991 Long-term Incentive Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                                 PROPOSAL NO. 3
          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent public accountants to audit the consolidated financial statements of the Company for 1996. Stockholders are being asked to ratify this appointment. Arthur Andersen LLP has served the Company in this capacity since 1989. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The  Board  of  Directors   recommends  that  stockholders  vote  FOR  such
ratification. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

                     Vote Required for Proposal Nos. 2 and 3

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is necessary for approval of the amendment to the Company's Long-term Incentive Plan and ratification of the appointment of the independent accountants. Abstentions with respect to proposal 2 or 3 will have the effect of being substantially equivalent to votes against the proposal because a minimum number of favorable votes, based upon the number of shares held by persons present or represented and entitled to vote at the Annual Meeting, is required for approval and such shares will be considered as entitled to vote on the proposal. Broker non-votes on proposal nos. 2 and 3 will not affect the outcome of the vote. Such shares are not considered to be "entitled to vote" on such matters and therefore are not counted in determining the number of votes eligible to be cast for the proposal.

                              CERTAIN TRANSACTIONS

     The Company serves as general partner of Comstock DR-II Oil & Gas Acquisition Limited Partnership ("DR-II"). In 1995 the Company received $87,000 in management fees had approximately $380,000 receivable at December 31, 1995 from DR-II. The TCW Group, Inc., a beneficial owner of over 5% of the Company's Common Stock, is a investment manager for certain investors which have an interest in DR-II.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the Company's annual meeting of stockholders in 1997 must be received by the Company by December 18, 1996, in order to be eligible for inclusion in the proxy statement and form of proxy relating to such meeting.

                                  ANNUAL REPORT

     The Company's 1995 Annual Report to Stockholders (including its Annual Report on Form 10-K for the fiscal year ended December 31, 1995) is being mailed to stockholders of record together herewith.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters other than those set forth above which will be presented for action by the stockholders at the meeting, but if any other matters should be presented, the persons named in the proxy intend to vote such proxies in accordance with their best judgement.

                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /S/ROLAND O. BURNS

                                   ROLAND O. BURNS


Dallas, Texas
April 17, 1996